Exhibit T3B-14

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

NRG CALIFORNIA SOUTH LP

a Delaware Limited Partnership

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”), dated as of February 1, 2016, of NRG California South LP is entered into by and between NRG California South GP LLC, a Delaware limited liability company, as general partner (the “General Partner”), and NRG Power Generation Assets LLC, a Delaware limited liability company, as the limited partner (the “Limited Partner”). Effective upon the filing of a Certificate of Limited Partnership (the “Certificate”) with the Delaware Secretary of State, the General Partner and the Limited Partner formed a limited partnership (the “Partnership”) pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C § 17-101, et seq.) (as amended from time to time, the “Partnership Act”).

WHEREAS, pursuant to the Certificate of Amendment of GenOn West, LP filed with the state of Delaware on May 28, 2013, the name of the Company was effectively changed to NRG California South LP.

ARTICLE I

DEFINITIONS

1.1                               Definitions. As used in this Agreement, the following terms have the following meanings:

“Agreement” has the meaning given that term in the introductory paragraph.

“Capital Contribution” means the aggregate contribution by a Partner to the capital of the Company.

“Certificate” has the meaning given that term in the introductory paragraph.

“Claims” has the meaning given that term in Section 5.2.

“Company” means NRG California South LP, a Delaware limited partnership.

“Covered Person” has the meaning given that term in Section 5.1.

“General Partner” has the meaning given that term in the introductory paragraph.

“Incapacity” or “Incapacitated” means (a) with respect to a natural person, the bankruptcy, death, incompetency or insanity of such person and (b) with respect to any other Person, the bankruptcy, liquidation, dissolution or termination of such Person.

“Limited Partner” means any of the parties identified on Schedule A as a limited partner of the Company or admitted as a limited partner after the date of this Agreement in accordance with the terms hereof, in each case, for so long as such Person continues to be a limited partner hereunder.

“Partner” means the General Partner, the Limited Partner and any Person executing this Agreement as of the date of this Agreement as a limited partner or hereafter admitted to the Company as a limited partner as provided in this Agreement, but does not include any Person who has ceased to be a partner of the Company.

“Partnership” has the meaning given that term in the introductory paragraph.

“Partnership Act” has the meaning given that term in the introductory paragraph.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Proceeding” has the meaning given such term in Section 5.1.

“Tax Matters Partner” has the meaning given such term in Section 6.3.

“Units” means the units of each Partner representing such Partner’s interest in the income, gains, losses, deductions and expenses of the Company as set forth on Schedule A hereto, as amended from time to time in accordance with the terms of this Agreement.

1.2                               Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes.

ARTICLE II

ORGANIZATION

2.1                               Formation. The Company has been organized as a Delaware limited partnership by the filing of the Certificate under and pursuant to the Partnership Act.

2.2                               Name. The name of the Company is “NRG California South LP” and all Company business shall be conducted in that name or such other names that comply with applicable law as the General Partner may select from time to time.

2.3                               Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Partnership Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the General Partner may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the General Partner may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the General Partner may designate from time to time, which need not be in the State of Delaware.

2.4                               Purposes. The purposes of the Company are to engage in any business or activity that is not prohibited by the Partnership Act or the laws of the jurisdictions in which the Company engages in such business or activity.

2.5                               Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the General Partner shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Company as a foreign limited partnership in that jurisdiction.

2.6                               Term. The term of the Partnership commenced on the date the original certificate of limited partnership was filed with the office of the Secretary of State of Delaware and shall continue in existence until termination and dissolution thereof as determined under Section 8.1 of this Agreement.

2.7                               Tax Treatment. The Partners intend that the Company shall be treated as a partnership for federal and, if applicable, state income tax purposes, and each Partner and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III

PARTNERS, UNITS AND DISTRIBUTIONS

3.1                               Partners.

(a)                                 The names, residence, business or mailing addresses and the Units of the Partners are set forth in Schedule A, as amended from time to time in accordance with the terms of this Agreement.

(b)                                 No Partner, as such, shall be required to lend any funds to the Company or to make any additional contribution of capital to the Company, except as otherwise required by applicable law or by this Agreement. Any Partner may, with the approval of the General Partner, make loans to the Company, and any loan by a Partner to the Company shall not be considered to be a Capital Contribution.

(c)                                  Each Partner shall execute a counterpart of this Agreement, and when a Person is admitted as a Partner, such Person shall execute a counterpart of this Agreement and such Person shall be listed as a Partner on Schedule A with such Partner’s address and Units.

3.2                               Capital Contributions. No Partner of the Company is required to make any additional capital contribution to the Company. No interest is required to be paid by the Company on any Capital Contribution.

3.3                               Liability of Limited Partners. Except as otherwise required by applicable law and as explicitly set forth in this Agreement, no Limited Partner shall have any personal liability whatsoever in its capacity as a Partner, whether to the Company, to any of the other Partners, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company, and therefore, a Limited Partner shall be liable only to make Capital Contributions to the Company and the other payments as provided herein. To the extent that, at law or in equity, a Limited Partner or other Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or another Person, such Limited Partner or other Person acting in accordance with this Agreement shall not be liable to the Company or any other Partner for its good faith reliance on the provisions of this Agreement.

3.4                               Partnership Units. Each Partner’s interest in the Company, including such Partner’s interest in income, gains, losses, deductions and expenses of the Company shall be represented by the Units owned by such Partner.

3.5                               Issuance of Additional Units and Interests. The General Partner shall have the right to cause the Company to create and issue or sell: (i) additional Units or other interests in the Company (including other classes or series thereof having different rights), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other interests in the Company and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other interests in the Company. Upon the acquisition of any Units or other interests in the Company by a Person who is not a Partner, such Person shall execute and deliver a counterpart of this Agreement and shall become a Limited Partner hereunder, and Schedule A hereto shall be amended to reflect such issuance and new Limited Partner.

3.6                               Distributions. Subject to the provisions of the Partnership Act, the General Partner shall have sole discretion regarding the amounts and timing of distributions to the Partners, in each case subject to the retention of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company which shall include (but not by way of limitation) the payment or the making of provision for the payment when due of Company obligations, including the payment of any management or administrative fees and expenses or any other obligations.

ARTICLE IV

MANAGEMENT

4.1                               Management by the General Partner. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the General Partner, and the General Partner shall make all decisions and take all actions for and on behalf of the Company. The powers of the General Partner shall include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other Person or entity, including, without limitation, any other Partner.

4.2                               Actions by the Company; Delegation of Authority and Duties.

(a)                                 In managing the business and affairs of the Company and exercising its powers, the General Partner shall act through (i) meetings and written consents pursuant to Sections 4.3 and 4.4, and (ii) any Person to whom authority and duties have been delegated pursuant to Section 4.2(b). The General Partner may take any action on behalf of the Company without the vote or approval of any Limited Partner, including an action to create under the provisions of this Agreement a class or group of partnership interests that was not previously outstanding.

(b)                                 The General Partner may, from time to time, delegate to one or more Persons such authority and duties as the General Partner may deem advisable. In addition, the General Partner may assign titles (including, without limitation, chairman, chief executive officer, president, vice president, secretary, assistant secretary, treasurer and assistant treasurer) to any such Persons and delegate to such other individuals certain authority and duties. Any number of titles may be held by the same individual. Any delegation pursuant to this Section 4.2(b) may be revoked at any time by the General Partner.

4.3                               Limited Partner Rights; Meetings.

(a)                                 No Limited Partner shall have any right, power or duty, including, without limitation, the right to approve or vote on any matter, except as expressly required by the Partnership Act or other applicable law or as expressly provided hereunder.

(b)                                 The General Partner shall constitute a quorum for the transaction of business of the Company, and except as otherwise provided in this Agreement, the act of the General Partner at a meeting of the Partners at which a quorum is present shall be the act of the Company.

(c)                                  Meetings of the Partners may be held at such place or places as shall be determined from time to time by resolution of the General Partner. At all meetings of the Company, business shall be transacted in such order as shall from time to time be determined by resolution of the General Partner. Regular meetings of the Company shall be held at such times and places as may be designated from time to time by resolution of the General Partner, in its sole discretion. Notice of such meetings shall not be required. Special meetings of the Company may be called by the General Partner, and notice of such meeting need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law.

(d)                                 Each Limited Partner shall have the right to receive upon request from the Company a copy of the Certificate and of this Agreement, as amended from time to time, and such other information regarding the Company as is required by the Partnership Act, subject to reasonable conditions and standards established by the General Partner, which may include, without limitation, restrictions on the use of confidential information.

4.4                               Action by Written Consent or Telephone Conference. Any action permitted or required by the Partnership Act, the Certificate or this Agreement to be taken at a meeting of the Company may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by the General Partner. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Partners. Subject to the requirements of the Partnership Act, the Certificate or this Agreement for notice of meetings, unless otherwise restricted by the Certificate, the Partners may participate in and hold a meeting by means of a telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting.

4.5                               Conflicts of Interest. Each Partner and officer of the Company at any time and from time to time may engage in and own interests in other business ventures of any and every type and description, independently or with others (including ones in competition with the Company) with no obligation to offer to the Company or any other Partner or officer the right to participate therein. The Company may transact business with any Partner, officer or affiliate thereof.

4.6                       Officers.

(a)                                 The General Partner may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware, or a Partner. Any officers so designated shall have such authority and perform such duties as the General Partner may, from time to time, delegate to them. The General Partner may assign titles to particular officers. Unless the General Partner otherwise decides, if the title is one commonly used for officers of a corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office of a corporation. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the General Partner.

(b)                                 Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the General Partner. Any officer may be removed as such, either with or without cause, by the General Partner. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the General Partner.

ARTICLE V

INDEMNIFICATION

5.1                               Exculpation, Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Partners or any other officers, directors, stockholders, partners, employees, affiliates, representatives, or agents of any of the Partners, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any other person bound by this Agreement for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

5.2                               Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 5.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the General Partner. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 5.2.

5.3                               Amendments. Any repeal or modification of this Article V by the Partners shall not adversely affect any rights of such Covered Person pursuant to this Article V, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VI

TAXES AND BOOKS

6.1                               Tax Returns. The General Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making any elections the General Partner may deem appropriate and in the best interests of the Company.

6.2                               Books. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Partners. The calendar year shall be the accounting year of the Company.

6.3                               Tax Matters Partner. The Company and each Partner hereby designate the General Partner as the “tax matters partner” for purposes of Section 6231(a)(7) of the Code (the “Tax Matters Partner”); provided that, if the designation of the General Partner as the Tax Matters Partner is deemed invalid for any reason, then the Partners agree to designate a substitute Tax Matters Partner from among the Partners and the Tax Matters Partner so designated shall automatically and irrevocably appoint the General Partner to act as its agent in carrying out all rights and duties of the Tax Matters Partner. In respect of an income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (i) the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Company and all Partners except to the extent a Partner shall properly elect to be excluded from such proceeding pursuant to the Code, (ii) all expenses incurred by the Tax Matters Partner in connection therewith (including, without limitation, reasonable attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of, and payable by, the Company, (iii) no Limited Partner shall have the right to (A) participate in the audit of any tax return of the Company, (B) file any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit (other than items which are not partnership items within the meaning of Section 6231(a)(4) of the Code or which cease to be partnership items under Section 6231(b) of the Code) reflected on any tax return of the Company, (C) participate in any administrative or judicial proceedings conducted by the Company or the Tax Matters Partner arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, or (D) appeal, challenge or otherwise protest any adverse findings in any such audit conducted by the Company or the Tax Matters Partner or with respect to any such amended return or claim for refund filed by the Company or the Tax Matters Partner or in any such administrative or judicial proceedings conducted by the Partnership or the Tax Matters Partner, and (iv) the Tax Matters Partner shall keep the Limited Partners reasonably apprised of the status of any such proceeding. Notwithstanding the previous sentence, if a petition for a readjustment to any partnership item included in a final partnership administrative adjustment is filed with a United States District Court or the United States Court of Claims and the United States Internal Revenue Service has elected to assess income tax against a Partner with respect to that final partnership administrative adjustments (rather than suspending assessments until the District Court or Court of Claims proceedings become final), such Partner shall be permitted to file a claim for refund within such period of time to avoid application of any statute of limitation provisions which would otherwise prevent the Partner from having any claim based on the final outcome of that review.

ARTICLE VII

TRANSFERS

7.1                               Assignment by Partners. Any Partner may freely sell, assign or transfer all or any part of such Partner’s Units or other interests in the Company, and the creation of any pledge, security interest, mortgage, encumbrance or other restriction on the Partnership Units is expressly permitted.

7.2                               Substituted Partner.

(a)                                 An assignee of any Units or other interests in the Company of a Partner, or any portion thereof, shall become a substituted Partner entitled to all the rights of a Partner if and only if the assignor gives the assignee such right.

(b)                                 Upon the admission of a substituted Partner, Schedule A attached hereto shall be amended to reflect the name, address and Units and other interests in the Company of such substituted Partner and to eliminate the name and address of and other information relating to the assigning Partner with regard to the assigned Units and other interests in the Company.

7.3                               Effect of Assignment.

(a)                                 Any Partner who shall assign any Units or other interest in the Company shall cease to be a Partner of the Company with respect to such Units or other interest and shall no longer have any rights or privileges of a Partner with respect to such Units or other interest.

(b)                                 Any Person who acquires in any manner whatsoever any Units or other interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company of such Person was subject to or by which such predecessor was bound.

7.4                               Effect of Incapacity. Except as otherwise provided herein, the Incapacity of a Partner shall not dissolve or terminate the Company. In the event of such Incapacity, the executor, administrator, guardian, trustee or other personal representative of the Incapacitated Partner shall be deemed to be the assignee of such Partner’s Units or other interests in the Company and may, subject to Section 7.1, become a substituted Partner upon the terms and conditions set forth in Section 7.3.

ARTICLE VIII

DISSOLUTION, LIQUIDATION AND TERMINATION

8.1                               Dissolution. The Company shall dissolve, and its affairs shall be wound up, at such time as (a) all of the Partners of the Company approve in writing, (b) an event of withdrawal of the General Partner has occurred under the Partnership Act, (c) there are no Limited Partners of the Company unless the business of the Company is continued in accordance with the Partnership Act, or (d) an entry of a decree of judicial dissolution has occurred under §17-802 of the Partnership Act; provided, however, the Company shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 8.1(b) if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Company who carries on the business of the Company (any remaining general partner being hereby authorized to carry on the business of the Company), or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining Partners agree in writing to continue the business of the Company and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Company.

8.2                               Winding Up and Termination. Upon dissolution of the Company, the Company shall be wound up in an orderly manner. The General Partner shall be the liquidating trustee pursuant to this Agreement and shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Partnership Act, provided, that if the General Partner ceases to serve in such capacity and is not replaced by a person affiliated with the General Partner, the liquidating trustee shall be chosen by the Limited Partners. The costs of winding up shall be borne as an expense of the Company. The steps to be accomplished by the liquidating trustee are as follows:

(a)                                 first, the liquidating trustee shall satisfy all of the Company’s debts and liabilities to creditors other than Partners (whether by payment or the making of reasonable provision for payment thereof);

(b)                                 second, the liquidating trustee shall satisfy all of the Company’s debts and liabilities to Partners (whether by payment or the making of reasonable provision for payment thereof); and

(c)                                  third, all remaining assets shall be distributed to the Partners in accordance with Section 3.6.

All distributions in kind to the Partners shall be made subject to the liability of each distribute for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination, and those costs, expenses and liabilities shall e allocated to the distributes pursuant to this Section 8.2. The distribution of cash and/or property to a Partner in accordance with the provisions of this Section 8.2 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its interest in the Company of all of the Company’s property and constitutes a compromise to which all Partners have consented within the meaning of the Partnership Act. To the extent that a Partner returns funds to the Company, it has no claim against any other Partner for those funds.

8.3                               Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company shall be terminated, and the General Partner (or such other Person or Persons as the Partnership Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5 and take such other actions as may be necessary to terminate the Company.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the Person to receive it. All notices, requests, and consents to be sent to a Partner must be sent to or made at the address given for that Partner on Schedule A, or such other address as that Partner may specify by notice to the other Partners. Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

9.2                               Entire Agreement. This Agreement constitutes the entire agreement of the Partners and their affiliates relating to the Company and supersedes all prior contracts or agreements among the Partners with respect to the Company, whether oral or written.

9.3                               Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

9.4                               Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument executed by the General Partner.

9.5                               Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Partners and their respective heirs, legal representatives, successors and permitted assigns.

9.6                               Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT

TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Partnership Act, the applicable provision of the Certificate or the Partnership Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

9.7                               Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

9.8                               No Third Party Beneficiaries. No person or entity which is not a party hereto shall have any rights or obligations pursuant to this Agreement.

* * * * * *

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first set forth above.

GENERAL PARTNER:

NRG CALIFORNIA SOUTH GP LLC

By:	/s/ Deborah R. Fry
Name:	Deborah R. Fry
Title:	Assistant Secretary

LIMITED PARTNER:

NRG POWER GENERATION ASSETS LLC

By:	/s/ Deborah R. Fry
Name:	Deborah R. Fry
Title:	Assistant Secretary

SCHEDULE A

PARTNERS	Percentage Interest

General Partners
NRG CALIFORNIA SOUTH GP LLC	1%

Limited Partner
NRG POWER GENERATION ASSETS LLC	99%

TOTAL	100%